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                                  EXHIBIT 99.1

Contacts
Mintie Das
webADTV
612.925.8895
mdas@webADTV.com

For Immediate Release

    webADTV ANNOUNCES JOINT OPERATIONS WITH POST PRODUCTION SERVICES ("PPS")
      PPS to Provide Extensive Digital Video Encoding Expertise to webADTV

         MINNEAPOLIS, APRIL 27, 2000--webADTV.com(sm) Inc. ("webADTV"), a subsidiary of iNTELEFILM(sm) (Nasdaq: FILM) announced today that Post Production Services will provide their digital encoding service expertise to webADTV's advertising agency tools.

         webADTV is the online digital suite of tools designed to web-enable all aspects of the global advertising process. webADTV's first product, iNTELESource, was developed with Excalibur Technologies, AT&T and iNTELEFILM to provide digitizing and archiving solutions for global advertising agencies. In addition, webADTV will incorporate the PPS created DigiExpress solution within the webADTV products' suite, a web-based, platform independent, digital delivery service that allows advertising agencies to download broadcast quality commercials to their desktop or tape output devices.

         "We are pleased to be joining forces with PPS. Working with PPS to construct the foundation for webADTV is a significant step in the larger online suite of digital webADTV tools. Our goal is to continue to develop our various products and services with industry experts who understand and appreciate the needs of the advertising agencies," said webADTV President James G. Gilbertson.

         "webADTV is the perfect base on which to couple our expertise and showcase our DigiExpress products. We feel this joint operation will have many benefits for both sides that we hope will ultimately culminate in a product to benefit the advertising agency industry," said PPS President James Bird.

About PPS

         PPS, Inc., founded in 1981, is a full service digital communications company providing a comprehensive range of support for the telecommunications industry including High Definition


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television production and post production, film to tape transfer and color correction, editorial, graphics, animation, and all aspects of new media production. For more information about PPS, Inc., contact David Phillippi,
(513) 621-6677, david@pps-inc.com or via the web at www.pps-inc.com.

About webADTV

         webADTV is the online digital suite of tools that will web enable all aspects of the global advertising process from conception of the media campaign, production, placement and fulfillment. By providing a series of productivity features and a wide array of e-commerce solutions designed for transactions within the advertising community, webADTV will enhance and streamline the business process for advertising agencies and their clients.




Certain statements made in this press release of a non-historical nature constitute "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1985. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Such factors include, but are not limited to, changes in economic conditions and the risks and uncertainties described in the Company's Form 10KSB Report as filed for year ended December 31, 1999 with the Securities and Exchange Commission.


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